Exhibit 16.1

May 9, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by TC BioPharm (Holdings) plc under Item 16F of its Form 20-F for the fiscal year ended December 31, 2024. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of TC BioPharm (Holdings) plc contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp